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Exhibit 10.3

2008 CEO COMPENSATION

        On February 27, 2008, the board of directors of Quidel Corporation (the "Company"), upon the recommendation of its compensation committee, approved the following compensation matters for Caren L. Mason, the Company's President and Chief Executive Officer: (i) a three percent increase in Ms. Mason's annual base salary from $468,000 to $482,040, effective March 3, 2008; (ii) payout of a cash bonus of $163,800 per the terms of the Company's 2007 short-term cash incentive plan; and (iii) payout of $480,000 per the terms of the long-term incentive bonus program ("LTIB") under Ms. Mason's employment agreement with the Company. Pursuant to the terms of Ms. Mason's employment agreement, the LTIB provides for a cash performance bonus to be paid at the end of the three-year cycle, commencing on January 1, 2005 and ending on December 31, 2007.

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  Exhibit 10.3